Alpha Natural Resources, Inc.

FOR IMMEDIATE RELEASE

Kevin Crutchfield Appointed to Alpha Natural Resources Board

ABINGDON, VA, November 12, 2007— The Board of Directors of Alpha Natural Resources, Inc. (NYSE: ANR), a leading supplier of high-quality Appalachian coal, appointed Kevin S. Crutchfield as a Director at its regularly scheduled meeting on November 9.

Crutchfield, 46, was named President of Alpha Natural Resources in January 2007. Before that he had served as Executive Vice President since the company’s formation in November 2004. Crutchfield has held a number of other executive-level positions during his 20 years in the coal industry including President and CEO of Coastal Coal Co. LLC, President and CEO of AMVEST Corp. and Chairman, President and CEO of Cyprus Australia Coal Co.

“I’m delighted to have Kevin join the Board where he will bring a deep understanding of the company’s growth and development strategy as well as a thorough operational perspective,” said Michael J. Quillen, Alpha’s Chairman and CEO. “This is a natural progression for Kevin to take this added role after becoming President of Alpha at the beginning of this year.”

About Alpha Natural Resources

Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel and coke producers, and industrial customers. Approximately 91 percent of the company’s reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also one of the nation’s largest producers and exporters of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 58 mines feeding 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,500 people.

ANRG

Investor / Media Contact
Ted Pile, Alpha Natural Resources (276) 623-2920

###